Exhibit 99.1

Astra Announces First Quarter 2022 Financial Results

ALAMEDA, California —May 5, 2022—Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced financial results for its first quarter ended March 31, 2022.

“This has been a quarter of accelerating investment, customer adoption of our space technology products, and growth in our customer pipeline,” said Chris Kemp, Astra’s Co-founder, Chairman and CEO. Looking ahead, Astra is honored to have the opportunity to serve NASA to further our vision for a healthier and safer planet as we prepare for a multi-launch campaign out of Cape Canaveral to deploy the NASA TROPICS constellation.”

“We continue to make targeted investments to enhance our launch capabilities and product roadmap while managing our cash position. I was impressed with our ability to quickly deploy resources to conclude the expansion of our rocket factory. We look forward to unveiling the progress we’ve made during Spacetech day next week ,” stated CFO Kelyn Brannon.

Recent Business Highlights:

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Based on Bryce Tech’s Global Orbital Space Launch Report, Astra was tied with the United Launch Alliance (or ULA) for having conducted the fourth most frequent orbital launches during the first quarter of 2022.
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Astra successfully deployed 22 satellites on March 15, 2022, representing our first successful deployment of satellites into Earth orbit.
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To date, Astra has secured orders for 61 Astra Spacecraft Engines.
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Astra conducted its first launch from Cape Canaveral on February 10, 2022.. This was the industry’s first launch conducted under the new FAA Part 450 license.
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In January 2022, NASA awarded Astra, along with others, the Venture-Class Acquisition of Dedicated and Rideshare (VADR) contract representing a $300 million opportunity over five years.

First Quarter 2022 Financial Highlights:

For the three months ended March 31, 2022:

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GAAP Net Loss was $(85.7) million.
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Adjusted Net Loss* was $(50.1) million.
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Adjusted EBITDA Loss* of $(47.5) million.
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Capital expenditures, includes additions made during the quarter, totaled $15.1 million.
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Cash and cash equivalents and marketable securities totaled $255.2. Cash and cash equivalents were $161.5 million and marketable securities totaled $93.7 million as of March 31, 2022.

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*Denotes Non-GAAP financial measure. Refer to “Explanation of Adjusted (or Non-GAAP) Financial Measures” later in this press release for reconciliation of GAAP to Non-GAAP financial measures.

Second Quarter 2022 Outlook

As of May 5, 2022, we are providing guidance for the second quarter 2022 based on current market conditions and expectations. We emphasize that the guidance is subject to various important cautionary factors referenced in the section entitled “Forward-Looking Statements” below and our annual report on Form 10-K for the year ended December 31, 2021, including risks and uncertainties associated with the ongoing COVID-19 pandemic as well as the Russia, Ukraine conflict and their potential impact on our business.

For the second quarter ending June 30, 2022, we currently expect:

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Adjusted EBITDA Loss* between $(58) million and $(64) million.
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Depreciation and Amortization between $2.9 million and $3.2 million.
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Stock-based compensation between $15 million and $18 million.
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Cash taxes of approximately zero.
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Basic shares outstanding between 267 million and 270 million.
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Capital expenditures between $18 million and $23 million.

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*Denotes Non-GAAP financial measure. Refer to “Explanation of Adjusted (or Non-GAAP) Financial Measures” later in this press release for reconciliation of GAAP to Non-GAAP financial measures.

Conference Call Information

In conjunction with this announcement, Astra will host a conference call for investors at 1:30 p.m. PT (4:30 p.m. ET) today to discuss first quarter results and our outlook for the second quarter ending June 30, 2022. The live webcast and a replay of the webcast will be available on the Investor Relations section of Astra’s website: https://investor.astra.com/news-and-events/events-and-presentations.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections, including the following factors, among others: (i) the failure to meet projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control, weather and other suboptimal conditions that may it difficult to perform a launch attempt; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv)

the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the ability to manage its cash outflows during its business operations and (vii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission by Astra.

Explanation of Non-GAAP (or Adjusted) Financial Measures

This press release includes information about Free Cash Flow, Adjusted Net Loss and Adjusted EBITDA (collectively the “non-GAAP financial measures”), all of which are non-GAAP financial measures. These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with Astra’s consolidated financial statements prepared in accordance with GAAP. Non-GAAP financial measures are reconciled to their most comparable GAAP measures in the table set forth in this release.

We believe that both management and our investors benefit from referring to these non-GAAP financial measures in planning, forecasting and analyzing future periods. Specifically, our management uses these non-GAAP financial measures in planning, monitoring and evaluating our financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP measures, helps investors make comparisons between Astra and other companies in our industry. In making any comparisons to other companies in our industry, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

We define Free Cash Flow as cash used in operating activities including cash used for capital expenditures.

Adjusted Net Loss differs from GAAP Net Loss in that it excludes the following items: (a) loss on change in fair value of contingent consideration, (b) stock-based compensation, (c) cash earnout compensation cost related to the acquisition of Apollo Fusion, and (d) other special items. During the first quarter, other special items primarily related to amortization of licensed intellectual property, employee COVID-19 testing expenses and payroll taxes.

We define Adjusted EBITDA as Adjusted Net Loss, excluding the following items: (a) interest expense and interest income, (b) income tax expense, (c) loss on marketable securities, and (d) depreciation and amortization. We are unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort.

Investor Contacts:

Ryan Carrithers, Astra investors@astra.com

Media Contact:

Kati Dahm, Astra kati@astra.com

Astra Space, Inc.
Condensed Consolidated Statement of Operation
(Unaudited, in thousands except per share data)
	Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Revenues	$3,911	$—	$—
Cost of revenues	11,014	—	—
Gross loss	(7,103)	—	—
Research and development	37,927	12,196	36,239
Sales and marketing	4,764	64	1,882
General and administrative	20,986	12,394	24,040
Loss (gain) on change in fair value of contingent consideration	15,500	—	(4,700)
Total operating expenses	79,177	24,654	57,461
Operating loss	(86,280)	(24,654)	(57,461)
Interest income (expense), net	174	(535)	25
Other income (expense), net	393	—	6,169
Loss on extinguishment of convertible notes	—	(133,783)	—
Loss before taxes	(85,713)	(158,972)	(51,267)
Income tax (benefit) expense	—	—	(2)
Net loss	$(85,713)	$(158,972)	$(51,265)
Adjustment to redemption value on Convertible Preferred Stock	—	(1,011,726)	—
Net loss attributable to common stockholders	$(85,713)	$(1,170,698)	$(51,265)

Basic and Diluted Loss per Share
Weighted average basic and diluted shares - Class A	208,113	16,209	202,982
Loss per share	$(0.33)	$(18.57)	(0.20)

Weighted average basic and diluted shares - Class B	55,539	46,846	56,232
Loss per share	$(0.33)	$(18.57)	(0.20)

Astra Space, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)
	March 31, 2022	December 31, 2021
Summary Balance Sheet Data:
Assets:
Cash and cash equivalents	$161,521	$325,007
Marketable securities	93,669	—
Trade accounts receivable	432	1,816
Inventories	8,701	7,675
Prepaid and other current assets	11,233	12,238
Total current assets	275,556	346,736
Property, plant and equipment, net	79,415	66,316
Right-of-use asset	8,979	9,079
Goodwill	58,251	58,251
Intangible assets, net	17,106	17,921
Other non-current assets	625	721
Total assets	439,932	499,024

Liabilities & Stockholders’ Equity:
Accounts payable	6,200	9,122
Operating lease obligation, current portion	1,790	1,704
Accrued expenses and other current liabilities	29,318	29,899
Total current liabilities	37,308	40,725
Operating lease obligation, net of current portion	7,039	7,180
Other non-current liabilities	27,099	14,599
Total liabilities	71,446	62,504

Total stockholders’ equity	368,486	436,520
Total liabilities and stockholders’ equity	439,932	499,024

Astra Space, Inc.
Summary Cash Flow Data
(Unaudited, in thousands)
	March 31,		December 31,
	2022	2021	2021
Summary Cash Flow Data:
Cash used in operating activities	$(48,274)	$(13,677)	$(34,780)
Capital expenditures	(20,942)	(324)	(19,629)
Free cash flow (non-GAAP)	(69,216)	(14,001)	(54,409)
Cash used in investing activities	(115,683)	(3,524)	(19,779)
Cash provided by financing activities	471	29,138	914

Astra Space, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited, in thousands)
	March 31,		December 31,
	2022	2021	2021

GAAP net loss	$(85,713)	$(158,972)	$(51,265)
Stock based compensation	17,041	10,333	19,278
(Gain) / loss on change in fair value of contingent consideration	15,500	—	(4,700)
Apollo cash earnout compensation	1,333	—	4,449
Loss on extinguishment of convertible notes	—	133,783	—
Gain on change in fair value of warrants	—	—	(5,234)
Other special items	1,693	—	—
Adjusted net loss	(50,146)	(14,856)	(37,472)
Interest (income) Expense	(174)	535	(25)
Income tax (benefit) expense	—	—	(2)
Loss on marketable securities	67	—	—
Depreciation & Amortization	2,775	888	1,431
Adjusted EBITDA	$(47,478)	$(13,433)	$(36,068)